UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2011

WIZARD WORLD, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33383	98-0357690
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 Avenue of the Americas, 2nd Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(646) 801-5572
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2011, the Board of Directors (the “Board”) of Wizard World, Inc. (the “Company”) approved, authorized and adopted (subject to stockholder approval) the 2011 Incentive Stock and Award Plan (the “Plan”).  The Plan provides for the issuance of up to 3,000,000 shares of common stock, par value $.0001 per share (the “Common Stock”), of the Company through the grant of non-qualified options (the “Non-qualified Options”), incentive options (the “Incentive Options” and together with the Non-qualified Options, the “Options”) and restricted stock (the “Restricted Stock”) to directors, officers, consultants, attorneys, advisors and employees.

The 2011 Award Plan shall be administered by a committee consisting of two or more independent, non-employee and outside directors (the “Committee”). In the absence of such a Committee, the Board of the Company shall administer the Plan.

Each Option shall contain the following material terms:

(i) the exercise price, which shall be determined by the Committee at the time of grant, shall not be less than 100% of the Fair Market Value (defined as the closing price on the final trading day immediately prior to the grant on the principal exchange or quotation system on which the Common Stock is listed or quoted, as applicable) of the Common Stock of the Company, provided that if the recipient of the Option owns more than ten percent (10%) of the total combined voting power of the Company, the exercise price shall be at least 110% of the Fair Market Value;

(ii) the term of each Option shall be fixed by the Committee, provided that such Option shall not be exercisable more than five (5) years after the date such Option is granted, and provided further that with respect to an Incentive Option, if the recipient owns more than ten percent (10%) of the total combined voting power of the Company, the Incentive Option shall not be exercisable more than five (5) years after the date such Incentive Option is granted;

(iii) subject to acceleration in the event of a Change of Control of the Company (as further described in the Plan), the period during which the Options vest shall be designated by the Committee or, in the absence of any Option vesting periods designated by the Committee at the time of grant, shall vest and become exercisable in equal amounts on each fiscal quarter of the Company through the four (4) year anniversary of the date on which the Option was granted;

(iv) no Option is transferable and each is exercisable only by the recipient of such Option except in the event of the death of the recipient; and

(v) with respect to Incentive Options, the aggregate Fair Market Value of Common Stock exercisable for the first time during any calendar year shall not exceed $100,000.

Each award of Restricted Stock is subject to the following material terms:

(i) no rights to an award of Restricted Stock is granted to the intended recipient of Restricted Stock unless and until the grant of Restricted Stock is accepted within the period prescribed by the Committee;

(ii) Restricted Stock shall not be delivered until they are free of any restrictions specified by the Committee at the time of grant;

(iii) recipients of Restricted Stock have the rights of a stockholder of the Company as of the date of the grant of the Restricted Stock;

(iv) shares of Restricted Stock are forfeitable until the terms of the Restricted Stock grant have been satisfied or the employment with the Company is terminated; and

(v) the Restricted Stock is not transferable until the date on which the Committee has specified such restrictions have lapsed.

The above description of the Plan does not purport to be complete, and is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Options

On May 9, 2011, the Company entered into a Non-qualified Stock Option Agreement substantially in the form attached hereto as Exhibit 10.2 (the “Stock Option Agreement”) with each of (i) newly-appointed director Greg Suess and (ii) existing director Vadim Matts (each a “Grantee”).  Pursuant to Grantees’ respective Stock Option Agreement, each Grantee was granted a Non-qualified Option to purchase up to an aggregate of one hundred fifty thousand (150,000) shares of Common Stock of the Company, subject to the terms and conditions of the Plan.  The exercise price for the Non-qualified Option is the closing price on the final trading day immediately prior to the date of grant of the Non-qualified Option on the OTC Markets. The Non-qualified Option vests quarterly over a three (3) year period, subject to Grantee continuing to be a member of the Board on each applicable vesting date, and will remain exercisable until 5:30 p.m. New York time on the date that is the fifth (5th) year anniversary of the date of grant.  All or any part of the vested but unexercised portion of the Non-qualified Option is subject to forfeiture in the event of a breach of insider trading rules or obligations of confidentiality, in the event that Grantee or his affiliates competes with the Company or solicits employees or customers of the Company, and in the event of death, disability or retirement.

See Item 1.01 above for a description of the Plan, which is incorporated by reference into this Item 5.02.

The above descriptions of the Plan and the Stock Purchase Agreements do not purport to be complete, and are qualified in their entirety by reference to the full text of the Plan and the respective Stock Option Agreements, the form of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Wizard World, Inc. 2011 Stock Incentive and Reward Plan *.

10.2	Form of Non-qualified Stock Purchase Agreement *

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2011	By:	/s/ Gareb Shamus
	Name:	Gareb Shamus
	Title:	President and Chief Executive Officer